EXHIBIT 99.1
Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-644-3062

Media Contact: Cynthia Baerman
Graphic Packaging Holding Company
770-644-3215

Graphic Packaging Holding Company Agrees to Acquire A&R Carton's Beer and Beverage Packaging Business
Building on European Packaging Strategy

Highlights

•	Acquisition of A&R Carton's Beer and Beverage Packaging business expands Graphic's position in the European beverage packaging market

•	Complements recently announced acquisition of Contego Cartons to form one of Europe's largest folding carton packaging businesses

•	The combination of Graphic Packaging, Contego and A&R will create a $500 million business in Europe

•	The acquisition of A&R and Contego provides state of the art web and sheet-fed converting assets creating a manufacturing platform in Europe similar to Graphic Packaging U.S. operations

•	Both acquisitions provide opportunities for Graphic Packaging to further integrate its SUS® paperboard

•	Combined business expected to generate $16-$18 million of synergies over next two years and be accretive to earnings in first full year after integration

MARIETTA, GA, November 28, 2012. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today announced an agreement for one of its subsidiaries to acquire A&R Carton's Beer and Beverage packaging business in Europe.

"The acquisition of A&R Carton's Beer and Beverage packaging business enhances our position in the European beverage packaging market and enables us to extend our customer reach in the region,” said David Scheible, Graphic Packaging's President and Chief Executive Officer. “A&R has a solid reputation as an innovative beverage packaging supplier and the combination allows us to better serve our global beverage customers with a broader base of new products and services. Similar to our strategy in the U.S., we are committed to growing our European business around food and beverage end markets and optimizing our supply chain footprint around our customers' needs. The A&R acquisition, combined with last week's announced acquisition of Contego Cartons, gives Graphic Packaging a significant position in the European folding carton market and widens the Company's global footprint.”

Under the terms of the transaction, Graphic Packaging will pay approximately €19 million in cash and assume approximately €7 million in other net liabilities. The transaction will be funded with existing cash and borrowings from the Company's current revolving line of credit. The A&R Beer and Beverage packaging business includes two manufacturing facilities that convert approximately 30,000 tons of paperboard annually. The folding carton facilities are located in the Netherlands and Germany. The acquisition is subject to standard closing requirements and is expected to close in late December.

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to those regarding the effect of the acquisition on the Company's competitive position, expected synergies and earnings and the timing of the closing, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, the Company's ability to successfully integrate the acquisition and achieve synergies, the timing of regulatory approvals, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company's products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company's ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income, and those that impact the Company's ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard multi-wall bag and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

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